Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-8 No. 333-136132 pertaining to the National Technical Systems, Inc. 2006 Equity Incentive Plan,
(2)	Form S-8 No. 333-106426 pertaining to the National Technical Systems, Inc. 2002 Stock Option Plan,
(3)	Form S-8 No. 333-106425 pertaining to the National Technical Systems, Inc. 1994 Stock Option Plan,
(4)	Form S-8 No. 333-04905 pertaining to the National Technical Systems, Inc. 1994 Stock Option Plan, and
(5)	Form S-3 No. 333-152615 pertaining to the registration of 358,713 shares of NTS common stock;

of our report dated April 30, 2013, with respect to the consolidated financial statements of National Technical Systems, Inc. included in this Annual Report (Form 10-K) of National Technical Systems, Inc. for the year ended January 31, 2013.

/s/ Ernst & Young LLP

Los Angeles, California
April 30, 2013